Exhibit 10.1
April 4, 2011
Mr. Greg Norwood
18508 Balmore Pines Lane
Cornelius, NC 28031
Dear Greg:
I am pleased to confirm our offer of employment with First Niagara Financial Group, Inc. (FNFG) as Executive Vice President & Chief Financial Officer. You will report directly to me.
The following, which supersedes any previously agreed upon terms of employment, outlines the terms of our offer:
•	As a full time employee, your rate of pay will be $19,230.77 per bi-weekly pay period or $500,000 on an annualized basis. Your will be paid on Thursday every other week commencing on April 28, 2011.
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For 2011, you are eligible to participate in FNFG’s Executive short term incentive plan, which provides upside potential at a target of 70% of base salary. This annual award is typically paid out in February and is discretionary based on company performance, organizational initiatives and personal performance. As long as you commence employment by April 4, 2011, your award will not be prorated for 2011.

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Eligibility to participate in FNFG’s Long-Term Incentive Plan (LTIP) with a target award of 90% of base salary. As a special consideration, you will receive an equity award under the 2011 LTIP as follows:

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Non-qualified stock options equivalent to the economic value of $112,500, but with no intrinsic value, based on the closing stock price on the day your employment commences. These shares will vest one third per year over a three (3) year period.

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Performance based restricted stock grants equivalent to the economic value of $112,500 based on the closing stock price on the day your employment commences. These shares will cliff vest at the end of a three (3) year period.

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Time vested restricted stock grants equivalent to the economic value of $225,000 based on the closing stock price on the day your employment commences. These shares will cliff vest at the end of a three (3) year period.

This award is subject to approval by the Compensation Committee of the Board of Directors of FNFG.
•	An initial equity award under FNFG’s Amended and Restated Long-Term Incentive Stock Benefit Plan. This award is subject to approval by the Compensation Committee of the Board of Directors of FNFG.
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Time vested restricted stock grants equivalent to the economic value of $400,000 based on the closing stock price on the day your employment commences. These shares will vest according to the following schedule:

•	12/31/2012 – economic value of $150,000
•	12/31/2013 – economic value of $200,000
•	12/31/2014 – economic value of $50,000
•	A monthly auto allowance of $1,000 which will be paid to you in the first pay period of each month.
•	Initiation fees and club dues at The Buffalo Club and a country club to be determined at a future date.
•	In 2011, you will be eligible for 4 weeks of vacation, 1 week of sporadic time, and 2 floating holidays.
•	Change in Control Agreement which will be provided once you commence employment.

You will also be provided with relocation assistance per FNFG’s Relocation Policy to assist with your move from North Carolina to Buffalo, New York. Based on our relocation policy, you will be eligible for benefits associated with Level 3. A copy of our policy has been separately provided to you for your reference. The relocation assistance also has a service requirement. If you resign your position prior to one year of service, FNFG has the option to ask you to repay the cost of relocation. Further, as a special consideration:
•	We will reimburse you for the real estate commission as well as other home sale expenses as outlined in our relocation policy on the sale of your second residence, estimated at $60,000.
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We will reimburse you for reasonable temporary housing and living expenses beginning on your start date of April 4, 2011 for a maximum of six months or up to the point at which you relocate, whichever is sooner. A monthly allowance will be determined once you commence employment.

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We will reimburse you for reasonable travel expenses to and from North Carolina on weekends beginning on your start date of April 4, 2011 for a maximum of six months or up to the point at which you relocate, whichever is sooner.

Benefits
You will be eligible to participate in the additional benefit plans that are open to all FNFG employees once you have completed the required length of service.
This offer of employment and start date are contingent upon the results of your reference and background check. Enclosed is a copy of your rights under the Fair Credit Reporting Act. Your employment is at-will, meaning that either you or the FNFG may terminate your employment relationship at any time with or without cause or notice.
Your start date is scheduled for April 4, 2011.
Sincerely,
/s/ John R. Koelmel
John R. Koelmel
President & Chief Executive Officer
cc: G. Crosby

Offer of employment accepted by	/s/ Gregory W. Norwood	Date 4/4/2011